Exhibit 99.1

Atlas Financial Holdings Announces 2014 Fourth Quarter Financial Results
Company to Hold Conference Call on Tuesday, March 10, 2015 at 8:30 a.m. ET
Fourth Quarter 2014 Financial Performance Summary (comparisons to Fourth Quarter 2013 unless noted):

•	Gross premium written increased by 19.4%, which included an increase of 54.1% in core commercial auto business (owner operator and less than 10 unit accounts)

•	Premium related to core products was written in 40 states during the three month period ended December 31, 2014

•	Combined ratio improved by 3.1 percentage points to 88.4%

•	Underwriting results improved to $3.2 million, representing a 80.8% increase

•	Operating income increased 87.1% to $4.0 million, or $0.33 per diluted common share

•	The Company fully reduced its valuation allowance for deferred tax assets (DTAs) by $6.6 million, or $0.54 per diluted common share in the fourth quarter of 2014

•	Non-recurring costs related to the Global Liberty acquisition were $0.06 per diluted common share

•	Net income attributable to Atlas increased to $9.5 million, or $0.77 per diluted common share, compared to $2.2 million, or $0.22 per diluted common share in the prior year period

•	Net income before taxes was $3.6 million, or $0.29 per diluted common share

•	Book value per common share on December 31, 2014 was $9.08, compared to $6.54 at December 31, 2013

•
Annualized fourth quarter 2014 return on average common equity excluding the benefit from income taxes was 13.7%. Excluding non-recurring costs related to the Gateway acquisition, return on average common equity was 16.4%.

Chicago, Illinois (March 9, 2015) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the fourth quarter ended December 31, 2014.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, “We are pleased with the continued underwriting performance across our book of business, which remains our highest priority. Atlas continued to report improvements in our combined ratio (88.4% in the fourth quarter of 2014) during a period of substantial growth. We are expanding our market presence vertically within key geographies, while also maintaining pricing discipline. Our results reflect Atlas’ specialized expertise, favorable market conditions and the productive relationship we have with dedicated retail agents. Each of our agents is as focused on the light commercial sector as we are, and in partnership with our talented team enable us to deliver difficult to replicate advantages to our niche marketplace.”

Financial and Operational Review
Premium Written: For the three month period ended December 31, 2014, gross premium written increased 19.4% to $26.4 million compared to $22.1 million in the three month period ended December 31, 2013. The improvement relative to the fourth quarter 2013 is attributable to organic growth coupled with improved pricing activity across the Company’s core lines. Gross premium written for target demographic core commercial auto accounts was 54.1%.

Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. We actively write in 40 states.

Exhibit 99.1

Combined Ratio: Atlas' combined ratio improved for the three month period ended December 31, 2014 to 88.4%, compared to 91.4% in the prior year period and 89.6% in the third quarter of 2014. The table below details the comparisons of each component of the Company's combined ratio for the periods indicated:

	Three Month Periods Ended
	December 31, 2014	December 31, 2013
Loss ratio	61.7%	63.3%
Acquisition cost ratio	13.9%	14.7%
Other underwriting expense ratio	12.8%	13.4%
Combined ratio	88.4%	91.4%

•
Loss: The loss ratio relating to claims incurred in the three month period ended December 31, 2014 was 61.7% compared to 63.3% in the three month period ended December 31, 2013. The Company has continued to see incremental opportunities to leverage decades of experience in the claims area coupled with opportunities to increase price during 2014. Atlas leverages data and experience accumulated over our operating subsidiaries’ many years spent focusing on niche target markets to properly model potential risk and deliver real value in terms of claims and other areas of support.

•
Acquisition Costs: Acquisition costs were $3.8 million in the three month period ended December 31, 2014, or 13.9% of net premium earned, as compared to 14.7% in the three month period ended December 31, 2013. Geographic distribution of premium, ceding commissions and the resulting impact on premium taxes may cause this ratio to vary quarter to quarter.

•	Other Underwriting Expenses: The other underwriting expense ratio was 12.8% in the three month period ended December 31, 2014, compared to 13.4% in the three month period ended December 31, 2013.

Underwriting Results: Underwriting results increased to $3.2 million for the three month period ended December 31, 2014, compared to $1.7 million in the prior year same period.
Net Income before Taxes: Net income before taxes increased to $3.6 million for the three month period ended December 31, 2014, compared to $2.2 million in the prior year same period.

Income Taxes: In the three month period ended December 31, 2014 a net income tax benefit of $5.9 million was recorded or $0.48 per diluted common share, of which $6.6 million ($0.54 per diluted common share) related to the reduction valuation allowance on deferred tax assets reduced by $761,000 of tax expense ($0.06 per diluted common share).

Deferred Tax Assets: As part of our on-going analysis of deferred tax assets, Management has assessed both positive and negative evidence according to guidance provided by the Financial Accounting Standards Board ("FASB"). Based on this guidance we have determined that it is more likely than not that the Company will be able to fully utilize its deferred tax assets ("DTAs"). As such, it has evaluated its valuation allowance and determined that all DTAs net of deferred tax liabilities ("DTLs") are available to offset income in all future periods. This conclusion is based upon management’s evaluation of the new information it has analyzed and not from management’s new evaluation or new interpretation of information that was available in a previous financial reporting period. Accordingly, the Company has recorded an entry in its year-end closing process commensurate with this

Exhibit 99.1

conclusion. This resulted in a book value increase of $6.6 million or $0.54 per diluted common share for the quarter ended December 31, 2014 and an increase of $9.4 million or $0.81 per diluted common share for the full year ended December 31, 2014.

Net Income: Atlas generated net income of $9.5 million for the three month period ended December 31, 2014. This compares to net income of $2.2 million in the three month period ended December 31, 2013.

Operating Income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings, net tax adjustments and other items. Operating Income should not be viewed as a substitute for U.S. Generally Accepted Accounting Principles (U.S. GAAP) net income. The table below reconciles U.S. GAAP net income to operating income ($ in '000's):

	Three Month Periods Ended
	December 31, 2014	December 31, 2013
U.S. GAAP net income	$9,458	$2,178
Less: Net realized gains	228	8
Less: Other income	2	5
Less: Net tax adjustments	5,875	-
Add: Transaction costs related to acquisition	694	-
Operating Income	$4,047	$2,165

Atlas' Operating Income for the three month period ended December 31, 2014 was $4.0 million or $0.33 per diluted common share compared to $2.2 million or $0.22 per diluted common share in the three month period ended December 31, 2013.

Earnings per share (“EPS" ): Atlas generated $0.77 per diluted common share for the three month period ended December 31, 2014. Excluding the $0.48 per diluted common share from the income tax benefit and the ($0.06) decrease related to transaction costs related to the acquisition, EPS was $0.35 per diluted common share for the three month period ended December 31, 2014. This compares to $0.22 per diluted common share in the three month period ended December 31, 2013.

Share Count: As of December 31, 2014, there were 11,808,624 total common shares outstanding.  The following table indicates the basic and dilutive weighted average common share amounts for the three and twelve month periods ended December 31, 2014 and December 31, 2013.

	Three Month Period Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Weighted average basic common shares outstanding	11,808,624	8,617,477	10,937,181	8,007,458
Add:
Dilutive stock options outstanding	165,389	123,161	150,407	87,825
Dilutive warrants	0	807,258	0	1,158,085
Preferred shares	254,000	254,000	254,000	1,587,500
Dilutive average common shares outstanding	12,228,013	9,801,896	11,341,588	10,840,868
Dilutive earnings per common share	$0.77	$0.22	$1.56	$0.74

Balance Sheet/Investment Overview

Exhibit 99.1

Book Value: Book value per common share was $9.08 based on 11,808,624 common shares outstanding at December 31, 2014, compared to $6.54 based on 9,424,734 common shares outstanding at December 31, 2013. Book value per common share changed relative to December 31, 2013 as follows:

•	an increase of $0.94 related to the issuance of 2,161,000 ordinary voting common shares during the second quarter of 2014;

•	an increase of $0.67 related to net income after tax;

•	an increase of $0.13 related to the change in unrealized gains/losses after tax;

•	an increase of $0.83 related to the change in deferred tax valuation allowance;

•	a decrease of $0.02 related to share based compensation; and

•	a decrease of $0.01 related to accumulated preferred share dividends.

Cash and Invested Assets: Cash and invested assets as of the period ended December 31, 2014 totaled $180.0 million as compared to $139.9 million as at December 31, 2013. The increase was largely due to the Company’s completion of its public offering in May 2014 and net income attributable to Atlas for the year ended December 31, 2014. Approximately $21 million of cash on hand is earmarked for the previously announced acquisition of Global Liberty Insurance Company of NY.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with overall durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At December 31, 2014 the Company's duration on its portfolio was 4.2 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment Income / Yield: Atlas generated net investment income of $3.1 million and $2.1 million for the years ended December 31, 2014 and 2013, as well as $382,000 and $529,000 of realized gains, respectively. This resulted in an overall annualized investment yield of 2.2% for the year ended December 31, 2014, an improvement of 0.1% over 2013. The increase in yield is attributable to the interest rate environment and the Company's increased cash and cash equivalent balances following the public offering in May 2014 which are included in the average securities at cost.

Acquisition of Global Liberty
On October 17, 2014 Atlas announced that it had entered into a definitive agreement to acquire Global Liberty Insurance Company of New York along with its affiliated underwriting and premium finance companies (collectively, “Global Liberty”). The total purchase price for the combined entities of Global Liberty is anticipated to be $24.7 million, consisting of a combination of cash and Atlas preferred shares. Consideration consisted of $20.7 million in cash and $4.0 million of Atlas preferred shares (consisting of a total of 4,000,000 preferred shares). Atlas has contractual protections to offset up to $4.0 million of any potential future reserve development.

Atlas incurred $694,000 in transaction related expenses during the fourth quarter of 2014. Outlook
Mr. Wollney continued, “Over the next year, we expect to continue to build market share in each of our core geographies provided market conditions remain favorable. Our acquisition of Global Liberty will accelerate our growth towards proportionate market share in the large New York market, and we expect to win a greater share of business through our existing nationwide agent network in the coming months. As stated previously, our goal has been to work towards a proportionate market share of 20% in what we

Exhibit 99.1

estimate to be an approximate $2 billion subset of the commercial auto insurance market. We currently do not have 10% in any state in which Atlas writes, which we feel provides ample runway for additional growth. Our entire management continues to balance this growth with a singular focus on underwriting profit and ultimately, return-on-equity. We were very pleased with our above-market performance in 2014, and expect this to continue in the coming year.”

Conference Call Details
Date/Time:            Tuesday, March 10, 2015 - 8:30 a.m. ET

Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q4-2014. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Additional information about Atlas, including a copy of Atlas' 2014 Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Exhibit 99.1

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2014 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s of US dollars, except for share and per share data)

	Three Month Period Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net premiums earned	$27,289	$20,512	$98,124	$71,344
Net investment income	884	413	3,110	2,141
Net investment gains	228	8	382	529
Other income	1	5	2	13
Total revenue	28,402	20,938	101,618	74,027
Net claims incurred	16,843	12,995	61,078	45,612
Acquisition costs	3,796	3,015	14,048	10,373
Other underwriting expenses	3,486	2,752	13,863	11,384
Expenses incurred related to acquisitions	694	0	694	406
Total expenses	24,819	18,762	89,683	67,775
Income from operations before income tax expense	3,583	2,176	11,935	6,252
Income tax (benefit) expense	(5,875)	0	(5,767)	72
Net income attributable to Atlas	9,458	2,176	17,702	6,180
Add: Discount realized on preferred share buyback	0	0	0	1,800
Less: Preferred share dividends	24	23	94	619
Net income attributable to common shareholders	$9,434	$2,153	$17,608	$7,361

Basic weighted average common shares outstanding	11,808,624	8,617,477	10,937,181	8,007,458
Earnings per common share, basic	$0.80	$0.25	$1.61	$0.92
Diluted weighted average common shares outstanding	12,228,013	9,801,896	11,341,588	10,840,868
Earnings per common share, diluted	$0.77	$0.22	$1.56	$0.74

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$9,458	$2,176	$17,702	$6,180

Other comprehensive income (loss):
Changes in net unrealized gains (losses)	281	(554)	2,029	-4,354)
Reclassification to income of net realized gains (losses)	85	(230)	257	-469)
Effect of income tax	(125)	266	-777)	1,642
Other comprehensive (loss)/income for the period	-241)	(518)	1,509	-3,181)
Total comprehensive income	$9,699	$1,658	$19,211	$2,999

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in '000s of US dollars, except for share and per share data)

	December 31, 2014	December 31, 2013
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $126,701 and $130,751)	$126,949	$128,585
Equity securities, at fair value (cost $2,220 and $258)	2,093	258
Other investments	14,366	1,234
Total Investments	143,408	130,077
Cash and cash equivalents	36,586	9,811
Accrued investment income	660	694
Accounts receivable and other assets (net of allowance of $560 and $776)	49,770	37,944
Reinsurance recoverables on amounts paid	2,230	1,002
Reinsurance recoverables on amounts unpaid	18,421	18,144
Prepaid reinsurance premiums	3,628	2,207
Deferred policy acquisition costs	8,166	6,674
Deferred tax asset, net	17,317	9,319
Intangible assets	740	740
Software and office equipment, net	2,819	2,500
Assets held for sale	166	166
Total Assets	$283,911	$219,278

Liabilities
Claims liabilities	$102,430	$101,385
Unearned premiums	58,950	44,232
Due to reinsurers and other insurers	2,456	2,613
Other liabilities and accrued expenses	10,676	7,350
Total Liabilities	$174,512	$155,580

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 2,000,000 shares issued and outstanding at December 31, 2014 and December 31, 2013. Liquidation value $1.00 per share	$2,000	$2,000
Ordinary voting common shares, par value per share $0.003, 266,666,667 shares authorized, 11,638,723 shares issued and outstanding at December 31, 2014 and 9,291,871 shares issued and outstanding at December 31, 2013	34	28
Restricted voting common shares, par value per share $0.003, 33,333,334 shares authorized, 132,863 shares issued and outstanding at December 31, 2014 and December 31, 2013	0	0
Additional paid-in capital	196,079	169,595
Retained deficit	-88,794)	-106,496)
Accumulated other comprehensive income (loss), net of tax	80	-1,429)
Total Shareholders’ Equity	109,399	63,698
Total Liabilities and Shareholders’ Equity	$283,911	$219,278

Exhibit 99.1